CDI Corp. Reports Third Quarter 2013 Results

PHILADELPHIA, Oct. 30, 2013 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported results for the third quarter ended September 30, 2013.

Third Quarter Highlights

  Revenue of $277.9 million, a decline of 0.5% versus the third quarter 2012
  Gross profit margin of 19.0% versus 19.6% for the third quarter 2012
  Operating and administrative expenses as a percentage of revenue of 16.5% versus 16.4% for the third quarter 2012
  Earnings per share of $0.23 versus $0.27 for the third quarter 2012

"This quarter we achieved sequential improvement in quarterly revenue and operating profit margin. Although we are not converting wins into revenue at the pace we expected, we continue to see opportunities in our strategic engineering verticals," said CDI President and CEO Paulett Eberhart. "In addition, challenges remain in Hi-Tech staffing, MRI and our government business."

For the third quarter 2013, the Company reported revenue of $277.9 million, a decrease of 0.5% versus the year-ago quarter. The Company reported third quarter 2013 operating profit of $6.9 million compared to an operating profit of $9.0 million in the prior-year third quarter. The Company reported third quarter 2013 net income of $4.5 million, or $0.23 per diluted share, versus net income of $5.3 million, or $0.27 per diluted share, in the prior-year quarter.

Business Segment Discussion

The Company's Global Engineering and Technology Solutions segment (GETS) reported third quarter revenue of $81.5 million, a decrease of 2.5% when compared to the prior-year quarter. Increased revenue in the Oil, Gas & Chemicals vertical (OGC) was offset by declines in Aerospace & Industrial Equipment (AIE), Hi-Tech and the infrastructure and government services businesses reported in "Other." Operating profit decreased to $6.5 million compared to $7.5 million in the prior-year third quarter, reflecting lower gross profit margins partially offset by reduced operating expenses.

The Company's Professional Services Staffing segment (PSS) reported a 2.0% revenue increase in the third quarter to $182.0 million when compared to the prior-year quarter. Revenue gains in the OGC vertical and "Other" were partially offset by declines in the AIE and Hi-Tech verticals. PSS operating profit decreased to $4.2 million versus $4.5 million in the prior-year third quarter, driven primarily by increased operating expenses.

Management Recruiters International (MRI) third quarter revenue decreased 17.5% to $14.4 million, compared to the prior-year quarter, driven by lower income in both revenue categories. MRI's third quarter operating profit was $2.2 million compared to $2.7 million in the prior-year quarter, driven primarily by the revenue decrease.

Business Outlook

The Company anticipates revenue for the fourth quarter of 2013 in the range of $263 million to $273 million, compared to $270.5 million in the year-ago fourth quarter.

Fourth Quarter Settlement

In October 2013, the Company entered into a settlement agreement with a third party to resolve claims pursued by the Company. Under this agreement, the Company received a favorable settlement payment in the amount of $3.25 million, which will be reflected in fourth quarter 2013 results.

Conference Call

At 11 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2013 third quarter results and business outlook. The call can be accessed live at www.cdicorp.com.

About CDI

CDI Corp. (NYSE:CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) subsidiary. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenue), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully execute on our strategic plan; the termination or non-renewal of a major client contract or project; delays or reductions in government spending including the impact of sequestration on U.S. government defense spending and a possible federal government shutdown if necessary appropriations bills are not passed by Congress and signed by the President; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations including the impact of healthcare reform laws and regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated Statements of Income:	2013	2012	2013	2012

Revenue	$277,916	$279,390	$810,745	$834,415
Cost of services	225,219	224,670	656,352	668,482
Gross profit	52,697	54,720	154,393	165,933
Operating and administrative expenses	45,751	45,711	137,292	141,671
Operating profit	6,946	9,009	17,101	24,262
Other income (expense), net	(57)	(47)	(170)	(165)
Income before income taxes	6,889	8,962	16,931	24,097
Income tax expense	2,323	3,556	6,315	9,706
Net income	4,566	5,406	10,616	14,391
Less: Income attributable to the noncontrolling interest	38	57	159	267
Net income attributable to CDI	$4,528	$5,349	$10,457	$14,124

Earnings per common share:
Basic	$0.23	$0.27	$0.54	$0.73
Diluted	$0.23	$0.27	$0.53	$0.72
Weighted-average shares outstanding - Basic	19,464	19,541	19,426	19,342
Weighted-average shares outstanding - Diluted	19,712	19,970	19,726	19,750

Selected Balance Sheet Data:			September 30, 2013	December 31, 2012

Cash and cash equivalents			$32,067	$43,652
Accounts receivable, net			232,758	223,630
Total current assets			284,870	282,345
Total assets			398,528	400,705
Total current liabilities			98,429	104,208
Total CDI shareholders' equity			284,328	278,971

			Nine months ended
			September 30,
Selected Cash Flow Data:			2013	2012

Net cash provided by operating activities			$777	$1,182
Depreciation and amortization			7,649	7,667
Capital expenditures			5,047	4,609
Dividends paid to shareholders			5,054	7,517

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Earnings and Other Financial Data:	2013	2012	2013	2012

Revenue	$277,916	$279,390	$810,745	$834,415
Gross profit	$52,697	$54,720	$154,393	$165,933
Gross profit margin	19.0%	19.6%	19.0%	19.9%
Operating and administrative expenses as a percentage of revenue	16.5%	16.4%	16.9%	17.0%
Operating profit margin	2.5%	3.2%	2.1%	2.9%
Effective income tax rate	33.7%	39.7%	37.3%	40.3%
Pre-tax return on net assets (1)	9.9%	9.1%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Segment Data:	2013	2012	2013	2012

Global Engineering and Technology Solutions ("GETS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$31,677	$27,713	$91,463	$83,908
Aerospace and Industrial Equipment ("AIE")	19,012	19,500	54,395	53,918
Hi-Tech	7,559	8,502	22,704	24,653
Other	23,247	27,835	70,921	83,108
Total revenue	$81,495	$83,550	$239,483	$245,587
Gross profit	$22,665	$24,241	$66,944	$70,942
Gross profit margin	27.8%	29.0%	28.0%	28.9%
Operating profit	$6,476	$7,515	$17,759	$19,474
Operating profit margin	7.9%	9.0%	7.4%	7.9%

Professional Services Staffing ("PSS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$41,120	$31,551	$101,483	$85,589
Aerospace and Industrial Equipment ("AIE")	18,360	21,555	56,640	62,743
Hi-Tech	68,528	72,136	211,979	222,869
Other	53,994	53,130	157,767	164,179
Total revenue	$182,002	$178,372	$527,869	$535,380
Gross profit	$22,990	$22,679	$67,133	$70,878
Gross profit margin	12.6%	12.7%	12.7%	13.2%
Operating profit	$4,195	$4,525	$11,694	$15,388
Operating profit margin	2.3%	2.5%	2.2%	2.9%

Management Recruiters International ("MRI")
Revenue:
Contract Staffing	$10,837	$13,430	$33,281	$41,240
Royalties and Franchise Fees	3,582	4,038	10,112	12,208
Total revenue	$14,419	$17,468	$43,393	$53,448
Gross profit	$7,042	$7,800	$20,316	$24,113
Gross profit margin	48.8%	44.7%	46.8%	45.1%
Operating profit	$2,172	$2,727	$6,299	$7,718
Operating profit margin	15.1%	15.6%	14.5%	14.4%

(1) Pre-tax return on net assets is calculated as earnings before income taxes for the prior 12 consecutive months divided by the average of the corresponding beginning and ending period net assets. Net assets include total assets minus total liabilities excluding cash and cash equivalents, income tax accounts and debt.

CONTACT: Vincent Webb, Vice President, Investor Relations, 215-636-1240, Vince.Webb@cdicorp.com